Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated July 25, 2013 and July 26, 2013, relating to the financial statements and financial highlights which appear in the May 31, 2013 Annual Reports to Shareholders of John Hancock High Yield Fund, John Hancock Government Income Fund, and John Hancock Investment Grade Bond Fund, each a series of John Hancock Bond Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

September 24, 2013